March 4, 2013

# Tribute Pharmaceuticals Raises $3,400,000 With Strong Participation from Board and Management

MILTON, ONTARIO -- (MARKETWIRE) -- 03/04/13 --

Tribute Pharmaceuticals Canada Inc. (OTCQB:TBUFF)(OTCBB:TBUFF)(PINKSHEETS:TBUFF) ("Tribute" or "the Company"), a Canadian specialty pharmaceutical company, today announced it has raised approximately US$3.4 million through a private placement with private investors including the Company's Chief Executive Officer, Chief Financial Officer and most members of its Board of Directors. Insiders' investments accounted for over 50% of the gross proceeds raised at a price per Unit (as defined below) of $0.40, a premium over Friday's closing share price. The Company is also pleased to announce that two of its investors in this raise are former chief executive officers of large US specialty pharmaceutical companies. Use of proceeds from the private placement include the further funding of promotion for existing products such as Cambia®, repayment of indebtedness, working capital and pending business development initiatives.

"This funding will support our continued revenue growth and expanded promotion thus enabling the company to leverage its national sales force in Canada to support a larger product portfolio," stated Tribute President and CEO, Rob Harris.

"We are very pleased with such a significant participation from the board and management in this fund raise. We all strongly believe in Tribute's business strategy and we are confident in our abilities to execute on the market opportunities we are pursuing," Harris added.

Each Unit consists of one common share of the Company's stock and one-half of one Series A common share purchase warrant (a "Series A Warrant") and one-half of one Series B common share purchase warrant (a "Series B Warrant"). Each whole Series A Warrant entitles the holder thereof to acquire one common share of the Company at any time during the period ending 24 months after the date of issuance at a price of US$0.50 per common share, which represents a premium of 39% over yesterday's Friday's share price. Each whole Series B Warrant entitles the holder thereof to acquire one common share of the Company at a price of US$0.60 per share (or a 67% premium over Friday's

closing share price) at any time during the period ending 60 months after the date of issuance. The terms of the Series B Warrants provide the Company with a right to call the Series B Warrants at a price of US$0.001 per warrant if certain conditions are met including the common shares of the Company trading at a volume weighted average price for 20 out of 30 consecutive trading days at a price which exceeds US$1.20 with average daily volume during such period of at least US$30,000.

In connection with the closing, the Company paid a brokers' fee of US$$185,569 and 2.5% broker warrants remain outstanding. One half of the compensation warrants have terms substantially similar to the Series A Warrants and the remainder have terms substantially similar to the Series B Warrants.

The Company relied upon the exemptions in Sections 5.5(b) and 5.7(e) from the valuation and minority approval requirements of applicable Canadian securities legislation as they relate to the related party aspects of this transaction. Furthermore no prior disclosure of the related party aspects of this transaction were made due to the fact that there was no certainty that the placement would be completed with the related parties until shortly prior to closing. The completion of this financing satisfies a covenant contained in the Company's credit agreement with MidCap Financial LLC. The Company's board of directors and the board member who was independent for the purposes of this transaction unanimously approved the transaction.

The offer and sale of the shares have not been registered under the Securities Act of 1933, as amended, and the shares may not be offered or sold in the United States absent registration under such act and applicable state securities laws or an applicable exemption from those registration requirements. Tribute has agreed to file a registration statement covering the resale of the common stock issued in the private placement. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

***About Tribute Pharmaceuticals Canada Inc.***

Tribute is an emerging Canadian specialty pharmaceutical company focused on the acquisition, licensing, development and management of pharmaceutical and healthcare products with its primary focus on the Canadian market.

Tribute markets Cambia® (diclofenac potassium for oral solution), Bezalip® SR (bezafibrate), Soriatane® (acitretin), NeoVisc® (1.0% sodium hyaluronate solution), Uracyst® (sodium chondroitin sulfate solution 2%), Collatamp G® and Gelfoam® in the Canadian market. Additionally, NeoVisc® and Uracyst® are commercially available and are sold globally through various international partnerships.

Tribute's Forward-Looking Statement

This press release contains certain forward-looking statements about Tribute as defined in the Private Securities Litigation Reform Act of 1995, which statements can be identified by the use of forward-looking terminology, such as "may", "will", "expect", "intend", "anticipate", "estimate", "predict", "plan" or "continue" or the negative thereof or other variations thereon or comparable terminology referring to future events or results. Forward-looking statements, by their nature, are subject to risks and uncertainties, Tribute actual results could differ materially from those anticipated in these forward-looking statements as a result of numerous factors, including general economic conditions, the ability of Tribute to successfully integrate operations, and the timing of expenditures and expansion opportunities, any of which could cause actual results to vary materially from current results or anticipated future results. See Tribute reports filed with the Canadian Securities Regulatory Authorities and the U.S. Securities and Exchange Commission from time to time for cautionary statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from results referred to in forward-looking statements.

Tribute assumes no obligation to update the information contained in this press release to update forward-looking statements to reflect changed assumptions, the occurrence of anticipated events or changes in future operating results, financial condition or business over time.

- Soriatane and Bezalip are registered trademarks and under license from Actavis Group PTC ehf
- Cambia is a registered trademark and under license from Nautilus Neurosciences, Inc.
- Collatamp G is a registered trademark and under license EUSA Pharma (Europe) Limited
- Gelfoam is a registered trademark of Pharmacia & Upjohn Company LLC, used under license by Pfizer Canada Inc.

For further information on the Company, visit www.tributepharma.com.

Investor Relations Contact:
Hampton Growth IR
Robert Haag
877-368-3566
tribute@hamptongrowth.com
Tribute Pharmaceuticals Canada Inc.
Scott Langille
CFO
519-831-1491
Scott.langille@tributepharma.com
www.tributepharma.com